Exhibit 99.1

Cortland Bancorp Earns $1.0 Million, or $0.23 Per Share, for 1Q17; Driven by Solid Loan and Deposit Growth

CORTLAND, Ohio, April 26, 2017 (GLOBE NEWSWIRE) -- Cortland Bancorp (OTCQB:CLDB), the holding company for Cortland Savings and Banking Company, today reported net income of $1.0 million, or $0.23 per share, for the first quarter of 2017, compared to $1.4 million, or $0.31 per share, for the first quarter of 2016.  Earnings were $1.1 million, or $0.26 per share, for the fourth quarter of 2016.  All results are unaudited.

“Following the most profitable year we’ve delivered since 2003, first quarter 2017 financial results were solid,” said James Gasior, President and Chief Executive Officer.  “Throughout 2016, we continued to implement our strategic initiatives of expanding into adjacent markets.  We invested in key personnel to support the Cortland Private Bank and Commercial lending efforts in other northeast Ohio markets, as well as expanding our retail presence in the Hudson market.  These investments are in the early stages of their production with an expected lag in the corresponding revenue stream; thus, the first quarter results are affected by the higher than usual noninterest expense base.  We are optimistic that our organic expansion will translate into loan and deposit growth, and eventual improvement in earnings.”

“We celebrated the grand opening of our fourteenth full-service branch in Hudson, Ohio, the first week of April with many community leaders in attendance.  Over 100 customers and prospective customers were also in attendance,” added Gasior.  “The new branch is now open for business and is providing a full array of financial services for personal, business and private banking, including checking, savings, loan, credit card and investment products.  In the meantime, we continue to host our popular Thursday morning coffee gatherings for our customers and neighbors at a local Starbucks each month.”

“Net Interest Income, our core earnings barometer, continued to show improvement at $4.9 million, for the first quarter of 2017, compared to $4.7 million for the like quarter a year ago,” said Gasior.

First Quarter 2017 Highlights (at, or for the period ended March 31, 2017);

  Earnings per share was $0.23 for the first quarter of 2017, compared to $0.31 for the first quarter of 2016, and $0.26 for the fourth quarter of 2016.

  Net interest income increased 5% to $4.9 million for the first quarter of 2017, compared to $4.7 million for the first quarter a year ago, and remained relatively flat on a linked quarter basis.

  Non-interest income was $891,000 for the first quarter of 2017, compared to $1.1 million for the first quarter of 2016 and $897,000 for the fourth quarter of 2016.

  Net interest margin (“NIM”) for the quarter was 3.52%, compared to 3.58% for the first quarter a year ago and 3.58% for the fourth quarter of 2016.

  Total loans grew 6% to $397.1 million from $373.8 million for the first quarter a year ago.

  Mortgage originations were $8.2 million, generating gains on sale of mortgages of $194,000 in the first quarter of 2017, from $10.4 million in originations and $349,000 in gains in the first quarter of 2016.

  Total deposits grew 7% to $517.4 million from the comparable quarter a year earlier.

  Nonperforming assets declined to 1.41% of total assets at March 31, 2017.

  The allowance for loan losses was 1.22% of total loans at March 31, 2017, compared to 1.39% a year earlier and 1.16% at December 31, 2016.

  Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 14.99% and tangible equity to tangible assets of 9.37%.

  A quarterly cash dividend of $0.08 per share will be payable on June 1, 2017 to shareholders of record on May 10, 2017, providing a 1.7% current yield at recent market prices.

  In January 2017, Cortland Bank was awarded the 5-Star rating from BauerFinancial, a widely-recognized independent banking rating agency.  www.bauerfinancial.com.

Operating Results

Net Interest Income
Net interest income increased 5% to $4.9 million, compared to $4.7 million for the first quarter a year ago, primarily due to higher average loan balances.  Net interest income declined slightly in the quarter from $5.0 million on a linked quarter basis.

Net Interest Margin
Net interest margin (“NIM”) was 3.52% for the first quarter of 2017, compared to 3.58% for the first quarter of 2016, and the fourth quarter of 2016.  “The challenge to margin continues to be the lower yields we are receiving on loans and investment securities,” said David Lucido, Senior Vice President and Chief Financial Officer.

“With $13.5 million in higher rate, long-term FHLB advances maturing between December 2016 and September 2017, payoff and/or refinancing at lower rates is expected to reduce interest expense by approximately $275,000.  With an improved funding mix, we expect our net interest margin to stabilize or improve,” said Lucido.

Noninterest Income
Total noninterest income, excluding investment gains, was $891,000 for the first quarter of 2017, compared to $1.1 million for the first quarter of 2016 and $897,000 for the fourth quarter of 2016.  Recent interest rate movements since the election has made an impact on the margins generated on mortgage loans sold.  Despite the first quarter decline, mortgage banking revenue was a meaningful contributor to noninterest income.

Operating Expenses
Non-interest expense for the first quarter of 2017 was $4.6 million, compared to $4.5 million for both the like quarter a year ago and the preceding quarter.  “The increase in noninterest expense in the first quarter was primarily related to higher compensation associated with our expansion in the greater Cleveland area,” explained Lucido.

“The substantial investments we made in the Cleveland area, by adding experienced staff to our private banking operations and commercial business development, are initially adding to expenses and therefore impacting net income this quarter.  However, as our team begins developing and deepening client relationships, we expect to begin generating results for these investments,” added Gasior.  “Our earlier investment in the Mahoning Valley commercial banking group continues to generate quality loans and deposit flow.”

The efficiency ratio for the first quarter of 2017 was 76.63%, compared to 71.13% for the first quarter a year earlier and 73.13% for the fourth quarter of 2016.

“The effective tax rate for the first quarter of 2017 was 16.0%, compared to 16.1% for the first quarter of 2016, reflecting the benefits of investments with tax incentives and tax free components of our revenue stream,” added Lucido.

Balance Sheet and Asset Quality

Total assets were $619.9 million at March 31, 2017, compared to $590.4 million at March 31, 2016, and $655.2 million at December 31, 2016.

Investment securities totaled $165.1 million at March 31, 2017, compared to $166.0 million at March 31, 2016, and $179.2 million on a linked quarter basis.  As of March 31, 2017, the securities primarily comprised of high-grade mortgage-back securities issued by U.S. Government sponsored entities.  The balance in investment securities continues to vary with the liquidity and interest rate risk management of the balance sheet.

“We had another strong quarter of loan production in what is typically a seasonally slow first quarter,” commented Gasior.  Total loans increased 6% to $397.1 million at March 31, 2017, compared to $373.8 million at March 31, 2016, and declined 5% from a December 31, 2016 balance that included $30 million of seasonal short-term loans.  Average loan balances, which help smooth out some of the seasonal impact, increased 4% on a linked quarter basis and 7% year-over-year.

The loan portfolio remains diversified and comprise of both retail and business relationships with commercial real estate (CRE) loans accounting for 61.9%, of which 17.6% were owner-occupied by businesses.  Commercial loans accounted for 16.3% while residential 1-4 loans accounted for 14.8%.  Consumer and home equity loans accounted for 7% of total loans.  “Our loan production remains solid, again boosted by the growth in commercial real estate and business loans,” added Gasior.

Total deposits grew by $35.4 million, or 7%, to $517.4 million at March 31, 2017, from $481.9 million at March 31, 2016, and were lower by $22.5 million, or 4%, compared to $539.9 million at December 31, 2016, which also included $30 million of seasonal short-term accounts.  Noninterest-bearing deposits accounted for 21.6% of total deposits; interest-bearing demand deposits accounted for 9.9%, while money market and savings accounted for 42.9% of total deposits.  Certificates of deposits were 25.6% of the deposit mix. “The Kasasa free checking account program continues to be successful with more than 2,500 accounts now opened and approximately $8.3 million in new checking account balances.  Online account opening was launched allowing customers to open a Rewards Kasasa account on their computer or mobile device,” commented Gasior.

Nonperforming assets as a percentage of total assets was 1.41% at March 31, 2017, compared to 2.05% of total assets at March 31, 2016, and 1.39% of total assets, at December 31, 2016.  Nonperforming loans were $7.4 million at March 31, 2017, compared to $11.3 million a year earlier and $8.3 million, at December 31, 2016.

Performing restructured loans, that were not included in nonaccrual loans at the end of the first quarter of 2017, were $4.4 million compared to $5.5 million at the end 2016 and $6.4 million on a linked quarter basis.  Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans. “We present restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans,” explained Lucido.

Capital

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin.  For the quarter ended March 31, 2017, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well-capitalized Minimum
Tier 1 leverage ratio	10.39%	9.04%	5.00%
Tier 1 risk-based capital ratio	13.95%	12.15%	8.00%
Total risk-based capital ratio	14.99%	14.47%	10.00%

About Cortland Bancorp –

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio.  Founded in 1892, the bank subsidiary, The Cortland Savings and Banking Company conducts business through fourteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Ashtabula, and Summit in Northeastern Ohio and two financial services centers, in Beachwood and Fairlawn, Ohio.  For additional information about Cortland Bank visit http://www.cortlandbank.com.

Forward Looking Statement
This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

SELECTED FINANCIAL DATA
(In thousands of dollars, except for ratios and per share amounts)
Unaudited
	Three Months Ended
	March 31, 2017	March 31, 2016	Var %	Dec. 31, 2016	Var %
SUMMARY OF OPERATIONS
Interest income	$5,696	$5,393	6%	$5,762	(1)%
Interest expense	(759)	(692)	10	(764)	(1)
Net interest income	4,937	4,701	5	4,998	(1)
Provision for loan losses	—	—	—	—	—
NII after loss provision	4,937	4,701	5	4,998	(1)
Investment security gains	9	324	(97)	8	13
Non-interest income	891	1,083	(18)	897	(1)
Non-interest expense	(4,647)	(4,484)	4	(4,489)	4
Income before tax	1,190	1,624	(27)	1,414	(16)
Federal income tax expense	190	262	(27)	273	(30)
Net income	$1,000	$1,362	(27)%	$1,141	(12)%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,435	4,405	—%	4,420	—%
Earnings per share, basic and diluted	$0.23	$0.31	(26)	$0.26	(13)
Dividends per share	0.15	0.07	114	0.07	114
Market value	18.60	15.40	21	17.50	6
Book value	13.09	13.23	(1)	13.05	0
Market value to book value	142.09%	116.40%	25	134.10%	6

BALANCE SHEET DATA
Assets	$619,893	$590,393	5%	$655,184	(5)%
Investments securities	165,099	166,043	(1)	179,219	(8)
Total loans	397,087	373,788	6	419,768	(5)
Total deposits	517,352	481,941	7	539,850	(4)
Borrowings	35,436	41,263	(14)	48,357	(27)
Shareholders’ equity	58,054	58,270	—	57,670	1

AVERAGE BALANCE SHEET DATA
Average assets	$632,314	$593,006	7%	$625,827	1%
Average total loans	407,680	381,224	7	390,496	4
Average total deposits	520,059	485,115	7	512,377	1
Average shareholders' equity	57,674	57,438	—	59,325	(3)

ASSET QUALITY RATIOS
Net (charge-offs) recoveries	$(13)	$(14)	(7)%	$(47)	(72)%
Net (charge-offs) recoveries to average loans	(0.01)%	(0.01)%	—	(0.05)%	(79)
Non-performing loans as a % of loans	1.87	3.04	(38)	1.97	(5)
Non-performing assets as a % of assets	1.41	2.05	(31)	1.39	1
Allowance for loan losses as a % of total loans	1.22	1.39	(12)	1.16	5
Allowance for loan losses as a % of non-performing loans	65.42	45.57	44	58.75	11

FINANCIAL RATIOS\STATISTICS
Return on average equity	6.94%	9.49%	(27)%	7.69%	(10)%
Return on average assets	0.63	0.92	(32)	0.73	(14)
Net interest margin	3.52	3.58	(2)	3.58	(2)
Efficiency ratio	76.63	71.13	8	73.13	5
Average number of employees (FTE)	163	156	4	165	(1)

CAPITAL RATIOS
Tier 1 leverage ratio
Company	10.39%	10.63%	(2)%	10.46%	(1)%
Bank	9.04	9.17	(1)	9.10	(1)
Common equity tier 1 ratio
Company	12.89	12.85	—	12.97	(1)
Bank	12.15	12.06	1	12.23	(1)
Tier 1 risk-based capital ratio
Company	13.95	13.95	—	14.04	(1)
Bank	12.15	12.06	1	12.23	(1)
Total risk-based capital ratio
Company	14.99	15.12	(1)	15.10	(1)
Bank	14.47	14.57	(1)	14.59	(1)

CONTACT:
James M. Gasior, President & CEO
(330) 282-4111

The Cereghino Group
IR CONTACT: 206-388-5785